Exhibit 99.1

Senetek PLC Announces Third Quarter Financial Results

And Investor Conference Call

NAPA, Calif., November 14, 2003 — Senetek PLC (Nasdaq: SNTK), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets in the key skin care/dermatologicals and sexual dysfunction categories worldwide, today announced its financial results for the third quarter and nine months ended September 30, 2003.

Revenues from continuing operations for its third quarter ended September 30, 2003 were approximately $2.2 million, 5.5% higher than the quarter ended September 30, 2002. The Company announced an operating loss for the third quarter of 2003 of $(519,000), compared to operating income of $541,000 for the comparable period in 2002. The Company’s net loss for the third quarter of 2003 was $(1,102,000) or $ (.02) per fully diluted share, compared to net income of $207,000 and $0.00 per share in the third quarter of 2002.

For the nine months ended September 30, 2003, the Company reported revenue from continuing operations of $5.8 million compared to $7.8 million in the period ended September 30, 2002. Operating loss for the nine months ended September 30, 2003, totaled ($678,000) compared to operating income of $2,744,000 for the nine months ended September 30, 2002. For the nine months ended September 30, 2003, the Company incurred a net loss of $(2,042,000) or $(.03) per fully diluted share, compared to net income and fully diluted earnings per share of $1,881,000 and $.03 in the nine months ended September 30, 2002.

The decline in operating income, net income and earnings per share in the three and nine months ended September 30, 2003 is primarily due to reduced Kinetin royalty revenue, higher administrative, sales and marketing expenses, higher research and development expenses, and non-recurring interest expense related to the debt refinancing in September 2003.

The decline in royalty revenue during the nine months and three months ended September 30, 2003 of $2,571,000 and $339,000 is directly related to reduced royalties from a former licensee, OMP, Inc., and from Revlon.

As a result of the 2002 termination of Senetek’s license agreement with OMP, Inc., the Kinetin licensee for Japan, Senetek recognized approximately $1 million in royalty income in the second quarter of 2002 primarily the result of deferred licensee fees being recognized as revenue upon contract termination. There is no revenue from the Japanese market in the nine months ended September 30, 2003 as a result of activities that are the subject of Senetek’s pending lawsuit with OMP.

Revlon’s royalties were approximately $1.3 million and $470,000 lower in the nine months and three months ended September 30, 2003 versus the comparable 2002 periods, reflecting in part a significant new product launch made by Revlon in 2002 while the 2003 period included only existing product sales. The decrease in Revlon royalty was also the result of Revlon’s reformulation of certain of its skin care products in 2003 to include its own patented active ingredient, which reduced the royalty rate, and a decline in the unit volume of Revlon’s Kinetin product sales.

Product sales for the three and nine months ended September 30, 2003 were $455,000 and $549,000 higher than the comparable periods in 2002. The majority of the Company’s product sales are from Valeant Pharmaceuticals International, Inc, (formerly called ICN Pharmaceuticals, Inc.). The increase in Valeant’s revenue is the result of a recently signed expanded license agreement with Valeant that will add five new products to its existing Kinerase product line, with direct-to-consumer promotional efforts and a coordinated marketing program to include Europe. The Valeant agreement provides for a $3 million prepayment against future royalties and product purchases. As of September 30, 2003, the $3 million balance had been reduced to approximately $2.55 million and the balance is expected to be less than $1 million at December 31, 2003 based upon orders that have been received and will be filled in the 4th quarter.

Operating expenses, including research and development and administration, sales and marketing, were $920,000 and $1,137,000 higher for the three and nine months ended September 30, 2003 compared to the same periods in 2002. The principal reason for these increases were higher legal costs associated with lawsuits brought by the Company against its former licensee in Japan and against a former raw materials vendor, a lawsuit brought by the Company in connection with the postponement of its annual general meeting, expenditures related to the development and introduction of its new Kinetin Plus Age Defiant® product line, and higher expenditures related to regulatory approvals for the Company’s erectile dysfunction drug, Invicorp, and producing product for related to Invicorp’s launch in New Zealand and Denmark in 2004.

Interest expense for the three and nine months ended September 30, 2003 was approximately $200,000 higher than the comparable periods in 2002 as a result of the non-cash charges related to the recently completed debt refinancing, of which $193,000 relates to the fair value of warrants granted to financial advisors in connection with the transaction.

Senetek announced it will hold its Third Quarter Investor Conference call on Wednesday November 19, 2003 at 7 a.m. PST (11 a.m. EST).

Domestic Phone # 800-344-1263

International Phone # 706-634-1531

Conference ID # 4002703

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including the Company’s discussion of the launch of its proprietary product line during 2003, expected operating results and new license agreements. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2002. However, the Company necessarily can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.